Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Funds II: John Hancock Lifestyle Aggressive Portfolio, John Hancock Lifestyle Growth Portfolio, John Hancock Lifestyle Balanced Portfolio, John Hancock Lifestyle Moderate Portfolio, and John Hancock Lifestyle Conservative Portfolio of our report dated February 10, 2014 relating to the financial statements and financial highlights included in the December 31, 2014 Annual Report to Shareholders of the above referenced funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 27, 2015